EXHIBIT 2


                     AMENDED AND RESTATED VOTING AGREEMENT

     AGREEMENT, dated as of February 7, 2002 among Cellco Partnership, a Delaware general partnership ("Cellco"), Verizon Wireless of the East LP, a limited partnership organized under the laws of the State of Delaware ("New LP"), Verizon Wireless Inc., a Delaware corporation ("VWI" and, together with Cellco and New LP, the "Verizon Parties") and Alexandra Farbman and Leo Farbman, by Eileen Farbman as guardian of their property (each of Alexandra Farbman and Leo Farbman, a "Stockholder").

     WHEREAS, VWI, the Stockholders and Steven Price as guardian of the property of Lucy Price and Kyle Price are party to a Voting Agreement dated November 14, 2000 (the "Old Voting Agreement");

     WHEREAS, the Old Voting Agreement provides that it shall terminate automatically upon the termination of a certain Transaction Agreement dated November 14, 2000 among VWI, Cellco, VWI Acquisition Corporation, Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation ("Price Shareholder") and Price Communications Wireless, Inc., a Delaware corporation (the "Company" and, together with Price Parent, Price Cellular and Price Shareholder, the "Price Corporations") (the "Old Transaction Agreement");

     WHEREAS, the Old Transaction Agreement was terminated in accordance with its terms pursuant to a Termination Agreement dated as of December 18, 2001 among VWI and the Price Corporations and a new Transaction Agreement among Cellco, New LP and the Price Corporations was executed on December 18, 2001 (the "New Transaction Agreement");

     WHEREAS, Eileen Farbman as guardian of the property of Alexandra Farbman and Leo Farbman has entered into a Voting Agreement dated as of March 30, 2001 with Robert Price (the "Original Farbman Family Voting Agreement"), which is being amended as of the date hereof to exclude the matters covered by this agreement (as amended, the "Farbman Family Voting Agreement");

     WHEREAS, Steven Price as guardian of the property of Lucy Price and Kyle Price has entered into a Voting Agreement dated as of March 30, 2001 with Robert Price (the "Price Family Voting Agreement");

     WHEREAS, in order to (i) induce VWI to consent to the amendment of the Original Farbman Family Voting Agreement, (ii) provide for termination upon, among other things, the termination of the New Transaction Agreement and (iii) secure the agreement of each Stockholder to vote all shares of capital stock of any Price Corporation that such Stockholder may beneficially own on the date hereof or hereafter acquire or otherwise be entitled to vote (collectively, the "Shares") to approve the New Transaction Agreement and any of the transactions contemplated thereby.

     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1
                      GRANT OF PROXY AND VOTING AGREEMENT

     SECTION 1.01. Voting Agreement. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve the New Transaction Agreement and any of the transactions contemplated thereby at any meeting or meetings of the stockholders of any Price Corporation, as applicable, and at any adjournment thereof, at which such New Transaction Agreement and any transactions contemplated thereby are submitted for the consideration and vote of the stockholders of any Price Corporation, as applicable. Each Stockholder hereby agrees that it will not vote any Shares in favor of (other than an Alternative Agreement entered into in accordance with the New Transaction Agreement and matters relating to, or in connection with the Alternative Agreement) the approval of any (i) Acquisition Proposal, (ii) action or set of actions which, if consummated, would constitute a Change of Control, (iii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company (other than as contemplated by the New Transaction Agreement and the Ancillary Agreements referred to therein), (iv) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the New Transaction Agreement or (v) other matter relating to, or in connection with, any of the foregoing matters.

     SECTION 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to his or her Shares relating to the matters covered by this Agreement. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Cellco as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner provided by Section 1.01 above with respect to


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


all the Shares of such Stockholder. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable. The proxy granted by each Stockholder pursuant hereto shall be revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

     Each Stockholder represents and warrants to Cellco that:

     SECTION 2.01. Authorization; Enforceability. If such Stockholder is not a natural Person, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder. This Agreement constitutes a valid and binding Agreement of such Stockholder. If such Stockholder is executing this Agreement in a representative or fiduciary capacity or pursuant to any power of attorney or proxy, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. If such Stockholder is a natural Person, the Shares beneficially owned by such Stockholder do not constitute marital property under applicable laws, or if such Shares constitute marital property, the consent of such Shareholder's spouse is not required for the execution and delivery of this Agreement or the performance by such Stockholder of the obligations of the Stockholder hereunder. The Person signing this Agreement has full power and authority to enter into and perform this Agreement.

     SECTION 2.02. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any Lien on any assets of such Stockholder.

     SECTION 2.03. Ownership of Shares. With respect to the Shares set forth on the page immediately following the signature pages hereof opposite such Stockholder's name, such Stockholder (x) is the record and beneficial owner of such Shares free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares)


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


other than pursuant to the Farbman Family Voting Agreement or (y) has and, for so long as this Agreement is in effect, will have the full power and authority to vote, express consent or dissent, or otherwise utilize the voting power of such Shares.

     SECTION 2.04. Total Shares. Except for the Shares set forth on the page immediately following the signature pages hereof, such Stockholder does not beneficially own or otherwise have the right to vote any (i) shares of capital stock or voting securities of any Price Corporation, (ii) securities of any Price Corporation convertible into or exchangeable for shares of capital stock or voting securities of any Price Corporation or (iii) options or other rights to acquire from any Price Corporation any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Price Corporation.

     SECTION 2.05. Finder's Fees. Subject to and by complying with Section 7.18 of the New Transaction Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from any of the Price Corporations in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF THE VERIZON PARTIES

     Each of the Verizon Parties represents and warrants, with respect to itself, to each Stockholder that:

     SECTION 3.01. Corporate Authorization. The execution, delivery and performance by such Verizon Party of this Agreement and the consummation by such Verizon Party of the transactions contemplated hereby are within each of its powers and have been duly authorized by all necessary corporate or partnership action. This Agreement constitutes a valid and binding Agreement of such Verizon Party.


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


                                   ARTICLE 4
                         COVENANTS OF EACH STOCKHOLDER

     Each Stockholder hereby covenants and agrees that:

     SECTION 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Cellco, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares (other than the proxy granted pursuant to Section 1.02 of this Agreement), (ii) sell, assign, transfer, encumber or otherwise dispose of , or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares or permit any other Person to take any such action with respect to any Shares during the term of this Agreement or (iii) agree to any amendment, waiver or termination of the Price Family Voting Agreement or the Farbman Family Voting Agreement. Such Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agree to notify Cellco promptly, and to provide all details requested by Cellco if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

     SECTION 4.02. Other Offers. Except as permitted by the New Transaction Agreement, such Stockholder will not solicit, initiate, knowingly encourage, conduct or engage in any substantive discussions, or enter into any agreement or understanding with any other person or entity regarding the transfer, directly or indirectly, of any of their Shares in a manner which would reasonably be anticipated in the case of Price Parent to result in a Change of Control (other than an event that is a Change of Control solely by reason of subparagraph (i) of the definition of "Change of Control"). Any party hereto becoming aware of any inquiry or request by another person or entity with respect to any such transfer prohibited by the immediately preceding sentence hereof shall promptly notify Cellco of such inquiry, indicate the identity of the offer or and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter keep Cellco informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such inquiries or contacts.


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


                                   ARTICLE 5
                                 MISCELLANEOUS

     SECTION 5.01. Further Assurances. Each of the Verizon Parties and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earlier of (i) the date of termination of the New Transaction Agreement in accordance with its terms or
(ii) the approval by the shareholders of Price Parent of all the transactions contemplated by the New Transaction Agreement (other than the VWI Exchange).

     SECTION 5.03. Expenses. Except as otherwise provided in the New Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that each of the Verizon Parties may transfer or assign its rights and obligations, in whole or from time to time in part, to any one or more of its Affiliates.

     SECTION 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     SECTION 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and


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


covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the New Transaction Agreement.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        CELLCO PARTNERSHIP


                                        By: /s/ Edward Langston
                                            ------------------------------------
                                            Name:  Edward Langston
                                            Title: Vice President and
                                                   Chief Financial Officer


                                        VERIZON WIRELESS OF THE EAST LP


                                        By: /s/ Edward Langston
                                            ------------------------------------
                                            Name:  Edward Langston
                                            Title: Vice President and
                                                   Chief Financial Officer


                                        VERIZON WIRELESS INC.


                                        By: /s/ Edward Langston
                                            ------------------------------------
                                            Name:  Edward Langston
                                            Title: Vice President and
                                                   Chief Financial Officer



                                        STOCKHOLDER:


                                        /s/ Alexandra Farbman
                                        ----------------------------------------
                                        Alexandra Farbman, by Eileen Farbman as
                                        guardian of her property



                                        /s/ Leo Farbman
                                        ----------------------------------------
                                        Leo Farbman, by Eileen Farbman as
                                        guardian of his property


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


Stockholder             Class of Stock      Shares Owned or Entitled to Vote
-----------             --------------      --------------------------------
Alexandra Farbman       Common              1,812,500
Leo Farbman             Common              1,812,500




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